Exhibit 99.15

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2022, by and between Poseidon Acquisition Corp., a Marshall Islands corporation (“Parent”), and each of Hamblin Watsa Investment Counsel Ltd., a Canadian corporation, in its capacity as investment manager and/or authorized power of attorney in respect of the Covered Shares (as defined below) held by the entities listed on Schedule I hereto (other than The Second 810 Holdco Ltd. and The Sixty Three Foundation), The Second 810 Holdco Ltd. and The Sixty Three Foundation (collectively “Shareholder”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Poseidon Merger Sub, Inc., a Marshall Islands corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Atlas Corp., a Marshall Islands corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), providing, among other things, for a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger”) in accordance with the Merger Agreement and the Business Corporations Act of the Republic of the Marshall Islands (the “MIBCA”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement, and other capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.

“Additional Owned Shares” shall mean all Company Common Shares and any other equity securities of the Company beneficially owned, or which become beneficially owned by Shareholder, any of the entities listed on Schedule I, or any of its or their respective controlled Affiliates, after the date hereof and prior to the Expiration Date (including (i) the 6,000,000 Company Common Shares to be issued upon exercise of the warrants held by Shareholder or the entities listed on Schedule I or any of their respective controlled Affiliates in accordance with the JBA (as defined below) and (ii) to the extent released to Shareholder, the 493,076 Argentina Unit Unavailability Indemnity Reserved Shares created under Amendment 2, dated June 30, 2020, to that certain Acquisition Agreement, dated November 20, 2019, by and among the sellers party thereto, Apple Bidco Limited, Seaspan Corporation, the Company and Fairfax Financial Holdings Limited, as the seller representative, as amended).

“Affiliate” shall have the meaning set forth in the Merger Agreement; provided, however, that Parent, Merger Sub, the Company and its Subsidiaries shall not be deemed to be Affiliates of Shareholder or of any of its Affiliates.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the 1934 Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Beneficial Ownership Disclosure” shall mean the Schedule 13D filed with the SEC by or on behalf of Shareholder and/or its Affiliates with respect to the Covered Shares, as amended through the date of this Agreement and the Company’s most recent Form 20-F.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company Shareholders Meeting” shall have the meaning set forth in Section 2 hereof.

“Covered Shares” shall mean the Owned Shares and Additional Owned Shares.

“Exempt Transfer” means any Transfer of Covered Shares to (i) any member of the Fairfax Group, provided that the Shareholder continues to beneficially own the Covered Shares to the same extent or (ii) pursuant to the AVLN Transfer (as further described in the Beneficial Ownership Disclosure) to any member of the Fairfax Group.

“Expiration Date” shall have the meaning set forth in Section 7 hereof.

“Fairfax Group” means Fairfax Financial Holdings Inc., and its controlled Affiliates.

“JBA” shall mean that certain Joint Bidding Agreement, effective as of August 4, 2022, by and among Shareholder, The Second 810 Holdco Ltd., The Sixty Three Foundation, Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, The Kevin Lee Washington 2014 Trust, Ocean Network Express Pte. Ltd. and David L. Sokol, as amended by the JBA Side Letter (as defined below).

“JBA Side Letter” shall mean that certain Letter Agreement, dated as of the date hereof, by and among Shareholder, The Second 810 Holdco Ltd., The Sixty Three Foundation, Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, The Kevin Lee Washington 2014 Trust, Ocean Network Express Pte. Ltd. and David L. Sokol.

“knowledge of Shareholder” shall mean the actual knowledge, after reasonable inquiry, of the Chief Risk Officer and General Counsel of Shareholder.

“Majority Investors” has the meaning set forth in the JBA.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Recitals to this Agreement.

“MIBCA” has the meaning set forth in the Recitals to this Agreement.

“Owned Shares” shall mean all Company Common Shares and any other equity securities of the Company which are beneficially owned by Shareholder, the entities listed on Schedule I, or any of their respective controlled Affiliates, as of the date hereof, as set forth on Schedule I.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, and other representatives of such Person and, solely with respect to Shareholder that is not an individual, any of its controlled Affiliates.

“Rollover Agreement” shall mean that certain Rollover and Contribution Agreement, dated as of the date hereof, by and between Parent and Shareholder.

“Shareholder” has the meaning set forth in the Preamble to this Agreement.

“Transfer” shall mean, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment, sale, exchange or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2.             Agreement to Vote. Prior to the Expiration Date, at any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought (each, a “Company Shareholders Meeting”), Shareholder irrevocably and unconditionally (except as expressly provided herein) agrees that it shall, and shall cause any other holder of record of the Covered Shares to, (a) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) all Covered Shares, and (b) if action is to be taken by written consent in lieu of a Company Shareholders Meeting, execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Covered Shares (in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto):

(i)            in favor of the adoption, approval and authorization of the Merger Agreement as in effect on the date hereof (or any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, (x) increases the Merger Consideration payable for each Company Common Share or (y) other than amendments covered by clause (x), amendments that otherwise result in the Merger Agreement being more favorable to the Company shareholders (solely in their capacity as such) than the Merger Agreement), and the approval of the Merger and the other transactions contemplated by the Merger Agreement;

(ii)           in favor of any adjournment or postponement recommended by the Company with respect to any Company Shareholders Meeting to the extent permitted or required pursuant to Section 6.02 of the Merger Agreement, the MIBCA or the articles of incorporation and bylaws of the Company;

(iii)          against any Acquisition Proposal;

(iv)          against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case except as consented to by Parent or as expressly permitted by the Merger Agreement; and

(v)           against any proposal, action or agreement submitted to the shareholders of the Company that is intended to (A) materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the Merger or the other transactions contemplated by the Merger Agreement or (B) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled. Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

3.             No Disposition or Solicitation.

(a)  No Disposition. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, prior to the Expiration Date, Shareholder shall not, directly or indirectly, (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or the beneficial ownership thereof without the prior written consent of Parent and the Company, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any beneficial ownership thereof, (iii) tender any Covered Shares into any tender or exchange offer, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than investment management agreements with, and powers-of-attorney held by, Shareholder, (v) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares that is inconsistent with Section 2 hereof, or (vi) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing but subject to Section 9(d) hereof, Shareholder may Transfer Covered Shares pursuant to an Exempt Transfer; provided that unless Hamblin Watsa Investment Counsel Ltd. acts for the transferee as investment manager and/or authorized power of attorney in respect of the Covered Shares prior to and as a condition to such Exempt Transfer, the transferee of the Covered Shares has agreed to be bound by the terms of this Agreement to the same extent as such Shareholder with respect to the Covered Shares so transferred and the definition of Shareholder shall automatically be amended to include the transferee of the Covered Shares,. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), Shareholder shall procure that the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee and of any subsequent transferee) take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Any attempted Transfer (including an Exempt Transfer) of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio.

(b)  Non-Solicitation. In addition to its obligations under Section 4 of the JBA, Shareholder has read Section 6.04 of the Merger Agreement and agrees that such Shareholder and its employees and Affiliates will not, directly or indirectly, take any action that would violate Section 6.04 of the Merger Agreement if Shareholder and its employees and Affiliates were deemed Representatives of the Company for purposes of Section 6.04 of the Merger Agreement; provided that, the foregoing shall not serve to limit or restrict any actions taken by Shareholder or its employees and Affiliates in any such Person’s capacity as a director of the Company, to the extent such actions are permitted or required under Section 6.04 of the Merger Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of Shareholder and its Affiliates and their respective Representatives to review and privately discuss with the Company any Acquisition Proposal or Superior Proposal, including to privately discuss and confirm to the Company the willingness of Shareholder to support and sign a voting and support agreement in connection therewith in the event of, but subject to, any valid termination of the Merger Agreement.

4.             Additional Agreements.

(a)  Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Shareholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Shareholder.

(b)  Waiver of Appraisal and Dissenters’ Rights. Shareholder, on behalf of itself and any other beneficial owner of Owned Shares and any other securities (including any preferred stock of the Company beneficially owned by Shareholder and/or its Affiliates), hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Company’s entry into the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

(c)  Certain Actions. Shareholder, on behalf of itself and any other beneficial owner of Covered Shares, hereby agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, in each case in its capacity as a securityholder of the Company, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the Board of Directors in connection with the Merger Agreement or the Merger; provided that, except as set forth in Section 4(b), nothing in this Section 4(c) shall restrict or prohibit Shareholder, on behalf of itself and any other beneficial owner of Covered Shares, from (i) commencing or maintaining any action or claim (including a derivative claim on behalf of Parent or Merger Sub) asserting any rights under or seeking to enforce the terms and conditions of this Agreement, the Rollover Agreement, the Merger Agreement, the JBA or any other Transaction Document or (ii) asserting any counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Merger Sub, the Company (or its stockholders, whether the claim is brought derivatively or directly) or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement, the Rollover Agreement, the Merger Agreement, the JBA or any other Transaction Document.

(d)  Additional Owned Shares. Shareholder hereby agrees to notify Parent promptly (and in any event within 1 Business Day of filing an amendment to its Schedule 13D) in writing of the number and description of any Additional Owned Shares.

(e)   Regulatory Covenant. Shareholder shall, and shall use its commercially reasonable efforts to cause its Affiliates to, consistent with the undertakings and limitations (including with respect to competitively sensitive information and attorney-client privilege) set forth in Section 8.01(c) of the Merger Agreement, supply and provide all necessary information to any Governmental Authority requesting such information in connection with filings or notifications under applicable laws that are required as a result of, or pursuant to, the Merger Agreement, including, without limitation, information required or requested to be provided in connection with any Competition Law and/or Foreign Investment Law in connection with any approvals required (or which the Company and Parent otherwise determine to seek) in connection with the consummation of the Merger.

(f)   Proxy Statement and Schedule 13E-3. Shareholder will use its commercially reasonable efforts to furnish all information concerning Shareholder and its Affiliates to Parent and the Company that is reasonably necessary for the preparation and filing of the Proxy Statement and the Schedule 13E-3, and provide such other assistance, as may be reasonably requested by Parent or the Company to be included therein, including the resolution of any comments received from the SEC. To the knowledge of Shareholder, the information supplied by Shareholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any filing made with a Governmental Authority pursuant to the terms of the Merger Agreement will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.             Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and the Company as follows:

(a)  Ownership of Shares; Investment Power and Control or Direction. As indicated in the Beneficial Ownership Disclosure, the Fairfax Group, The Second 810 Holdco Ltd. and/or The Sixty Three Foundation (i) own and hold good and valid title to all of the Owned Shares, free and clear of any liens or other restrictions on title that would prevent Shareholder from entering into this Agreement, (ii) have sole voting power, power of disposition, and power to issue instructions with respect to the Owned Shares and power to agree to all of the matters applicable to them set forth in this Agreement, in each case, over all of the Owned Shares, and (iii) the Fairfax Group, The Second 810 Holdco Ltd. and/or The Sixty Three Foundation own no other securities (including debt securities) of the Company or any of its Subsidiaries or securities that are convertible, exercisable or exchangeable for such securities other than the Owned Shares and the Company’s Series J Preferred Shares.

(b)  Organization and Qualification. Shareholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(c)  Authority. Shareholder has all necessary entity power and authority and legal capacity to execute, deliver and perform all of Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Shareholder are necessary to authorize the execution, delivery or performance of, or compliance with, this Agreement.

(d)  Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

(e)  No Filings; No Conflict or Default. Except for (a) compliance with Competition Laws , (b) compliance with Foreign Investment Laws that are set forth on Section 4.03 of the Company Disclosure Schedule and (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Shareholder will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Shareholder is a party or by which Shareholder or any Shareholder’s properties or assets may be bound, (ii) violate any Order of any Governmental Authority that is applicable to Shareholder or Shareholder’s properties or assets, (iii) constitute a violation by Shareholder of any law or regulation of any jurisdiction applicable to Shareholder or (iv) contravene or conflict with Shareholder’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iv), for any conflict, breach, default or violation described above which would not reasonably be expect to materially impair the ability of Shareholder to perform its obligations under this Agreement.

(f)  No Litigation. As of the date hereof, there is no Legal Action pending or, to the knowledge of Shareholder, threatened against Shareholder at law or in equity before or by any Governmental Authority that restricts or prohibits (or, if successful, would restrict or prohibit) the beneficial or record ownership of Shareholder’s Covered Shares or that would reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement.

(g)  No Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Shareholder.

6.             Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder as follows:

(a)  Organization and Qualification. Parent is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b)  Authority. Parent has all necessary corporate power and authority and legal capacity to execute, deliver and perform all of Parent’s obligations under this Agreement, and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent are necessary to authorize the execution, delivery or performance of, or compliance with, this Agreement.

(c)  Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Shareholder, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(d)  No Filings; No Conflict or Default. Except for (a) compliance with applicable Competition Laws and (b) compliance with applicable Foreign Investment Laws that are set forth on Section 4.03 of the Company Disclosure Schedule and (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Parent will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent is a party or by which Parent or any of Parent’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Parent or any of Parent’s properties or assets, (iii) constitute a violation by Parent of any law or regulation of any jurisdiction, or (iv) contravene or conflict with Parent’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iii), for any conflict, breach, default or violation described above which would not materially impair the ability of Parent to perform its obligations under this Agreement.

(e)  No Litigation. As of the date hereof, there is no action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent at law or in equity before or by any Governmental Authority that restricts or prohibits (or, if successful, would restrict or prohibit) the validity of this Agreement or that would reasonably be expected to impair the ability of Parent to perform its obligations under this Agreement.

(f)   Other Voting Agreements. Parent has delivered to Shareholder a complete and accurate copy of each other voting agreement (however characterized) being entered into with shareholders, directors or officers of the Company in connection with the Merger.

(g)  No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, Shareholder has not made, and is not making, any representations or warranties to Parent with respect to the Company, Shareholder’s ownership of Company Common Shares, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

7.             Termination. This Agreement and all rights and obligations of the parties hereunder shall commence on the date hereof and shall terminate upon the earliest to occur of the following (such time, the “Expiration Date”): (a) the Effective Time and (b) the valid termination of the Merger Agreement pursuant to Article 10 thereof. If this Agreement is validly terminated pursuant to this Section 7, this Agreement shall become void and of no effect without liability of any party to any of the other parties hereto, whether in contract or in tort or any other theory of liability whatsoever; provided that the Surviving Provisions (as defined in the JBA), this Section 7 and Section 4(c) (together with Articles 1 and 9 to the extent relevant to said Sections 7 and 4(c)) shall survive such termination to the extent set forth therein.

8.             No Limitation. Nothing in this Agreement shall be construed to prohibit Shareholder or any of Shareholder’s Representatives who is a member of the Board of Directors from taking any action (or failing to take any action) solely in his or her capacity as a member of the Board of Directors (or any committee thereof) or from taking any action with respect to any Acquisition Proposal as a member of the Board of Directors (or any committee thereof).

9.             Miscellaneous.

(a)  Entire Agreement. Without limiting the provisions of the JBA, the Rollover Agreement or any other Transaction Document, this Agreement (together with Schedule I), constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof. The parties agree and acknowledge that the existence and terms of the JBA shall have no effect on, and in no manner impair or alter, the Company’s rights under this Agreement.

(b)  Reasonable Efforts. At the other party’s reasonable request and without further consideration, each party hereto shall use reasonable best efforts to take all such further lawful action as may be reasonably required or necessary to comply with its obligations hereunder.

(c)  No Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except in connection with an Exempt Transfer, this Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto and the Special Committee (on behalf of the Company). Any attempted assignment in violation of the terms of this Section 9(c) shall be null and void ab initio.

(d)  Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer (including Exempt Transfer) of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its Affiliates and shall automatically and without need for further documentation be binding upon any Person to which beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, Representatives, transferees (including pursuant to Exempt Transfers), successors or permitted assigns; provided that if such person is not a party to or is not represented by Hamblin Watsa Investment Counsel Ltd. for the purposes of the Rollover Agreement, then such person will enter into a Rollover and Contribution Agreement with Parent, on the same terms as the Rollover Agreement, or a joinder thereto.

(e)  Amendments. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Company Shareholder Approval) by an instrument in writing signed on behalf of each of the parties hereto and the Special Committee (on behalf of the Company). Notwithstanding the foregoing, except as otherwise expressly set forth in the JBA, (i) Parent and Merger Sub (as applicable) shall not terminate or amend this Agreement, the Rollover Agreement, the Merger Agreement or any other Definitive Transaction Document (as defined in the JBA) without the unanimous written approval of the Majority Investors, and (ii) no waiver of any condition precedent or any of Parent’s or Merger Sub’s rights under any of the foregoing agreements shall be effective without the unanimous written approval of the Majority Investors.

(f)   Notices. All notices, requests, instruction, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

if to Parent:

Poseidon Acquisition Corp.

Trust Company Complex
Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands MH96960
Attention:    David L. Sokol
Email:

with copies (which shall not constitute notice) to:

Honigman LLP

2290 First National Building

600 Woodward Avenue

Detroit, MI 48226

Attention:	Tracy Larsen; Jeff Kuras; Barbara Kaye

Email:

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	David Kurzweil

Email:

and

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention:	Michael Horwitz

Email:

and

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention:	Stephan Coonrod; Christopher H. Cunningham; Chris Bellavia

Email:

if to Shareholder or the FF Group:

c/o Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West, Suite 802

Toronto, Ontario, Canada M5J 2N7

Attention:	General Counsel

Email:

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention:	Michael Horwitz

Email:

(g)  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h)  Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)   No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof (including, as applicable, the Special Committee (on behalf of the Special Committee (on behalf of the Company))) only by a written instrument signed by the party granting such waiver (including, as applicable, the Company). Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j)   Third Party Beneficiaries. This Agreement shall be binding solely upon the parties hereto and their successors and permitted assignees and inure solely to the benefit of Parent, and nothing set forth in this Agreement shall be construed to confer upon any Person other than Parent any benefits, rights or remedies under or by reason of this Agreement, or any rights to enforce or cause Parent to enforce any other provisions of this agreement; provided, however, that, subject to the terms and conditions set forth in this Agreement, in the JBA and in the Merger Agreement, each Majority Investor and the Special Committee (on behalf of the Company) is hereby made a third party beneficiary of the rights granted to Parent hereby for the purpose of obtaining specific performance of the Shareholder’s obligations hereunder (which right of specific performance may be sought directly against Shareholder or indirectly through Parent) and for no other purpose (including, without limitation, any claim for monetary damages hereunder).

(k)            Governing Law; Forum; Waiver of Jury Trial.

(i)            To the maximum extent permitted by applicable law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law, except (a) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger and (b) all matters relating to the fiduciary duties of the Board of Directors are subject to the laws of the Republic of the Marshall Islands.

(ii)           Each party hereto agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties, to the maximum extent permitted by applicable law, (a) irrevocably submits to the personal jurisdiction of any state or federal court sitting in the state of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement (except as provided in Section 9(k)(i) above), (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the state of Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial, (f) agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (f)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware and (g) waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent in Delaware does hereby appoint CT Corporation, as such agent. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties further consents and agrees that, to the maximum extent permitted by applicable law, process in any suit, action or proceeding may be served on such party in accordance with the notice provisions of Section 9(f) of this Agreement.

(iii)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l)   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties (as well as the Majority Investors and the Company as set forth in Section 9(j)) shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that neither the commencement of any action pursuant to this Section 9(l) nor anything contained in this Section 9(l) shall restrict or limit any party’s or the Company’s (as a third party beneficiary under this Agreement) right to pursue any other remedies under this Agreement that may be available then or thereafter.

(m)  Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The word “or” shall be deemed to be inclusive. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(n)  Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement and may be signed electronically.

(o)  Expenses. Except as otherwise provided in the JBA, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(p)  No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder or any of the entities listed on Schedule I hereto in the voting of any of the Covered Shares, except as otherwise provided herein.

(q)  Capacity as Shareholder. Notwithstanding anything herein to the contrary, Shareholder signs this Agreement solely in its capacity as investment manager of and/or authorized power of attorney in respect of the Covered Shares held by the entities listed in Schedule I, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of any Affiliate, director, employee or designee of Shareholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature page follows]

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be duly executed as of the date first above written.

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol
Name:	David L. Sokol
Title:	Chairman

[Signature Page to Voting and Support Agreement]

Hamblin Watsa Investment Counsel Ltd., in its capacity as investment manager and/or pursuant to a power of attorney on behalf of all entities set out on Schedule I hereto, other than The Section 810 Holdco Ltd. and The Sixty Three Foundation

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Chief Risk Officer

THE SECOND 810 HOLDCO LTD.

By:	/s/ V. Prem Watsa
Name:	V. Prem Watsa
Title:	President

THE SIXTY THREE FOUNDATION

By:	/s/ V. Prem Watsa
Name:	V. Prem Watsa
Title:	Director

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Shareholder beneficially owns 125,759,155 Company Common Shares (which are held by the entities listed below) and certain warrants to purchase 6,000,000 additional Company Common Shares (which are held by the Fairfax Group). Additional detail is set forth in the Beneficial Ownership Disclosure.

Allied World Assurance Company (Europe) dac

Allied World Assurance Company (U.S.) Inc.

Allied World Assurance Company, AG

Allied World Assurance Company, Ltd

Allied World Insurance Company

Allied World National Assurance Company

Allied World Specialty Insurance Company

Allied World Surplus Lines Insurance Company

Brit Reinsurance (Bermuda) Limited

Brit Syndicates Limited

Brit UW Limited

Fairfax (Barbados) International Corp.

Fairfax Financial Holdings Limited

Greystone Insurance Company

Hilltop Specialty Insurance Company

Hudson Excess Insurance Company

Hudson Insurance Company

HWIC Global Equity Fund

Newline Corporate Name Limited

Odyssey Group Holdings, Inc.

Odyssey Reinsurance Company

RiverStone Corporate Capital Limited

RiverStone Insurance (UK) Limited

The North River Insurance Company

The Second 810 Holdco Ltd.

The Sixty Three Foundation

TIG Insurance (Barbados) Limited

TIG Insurance Company

Trustees of Newline Syndicate 1218

United States Fire Insurance Company

Wentworth Insurance Company Ltd.

Zenith Insurance Company